Exhibit 99.1

PXP	Plains Exploration & Production Company 700 Milam, Suite 3100 Houston, TX 77002

NEWS RELEASE

Contact:	Scott D. Winters

Director–Investor Relations

(832) 239-6190 or (800) 934-6083

FOR IMMEDIATE RELEASE

PXP EXPECTS TO SIGNIFICANTLY REDUCE CASH COST STRUCTURE BY

DIVESTING HIGH COST, NON-CORE PROPERTIES

HOUSTON, Texas, September 30, 2004 – Plains Exploration & Production Company (NYSE:PXP) (“PXP” or the “Company”) announced today that it intends to divest various non-core properties located offshore California and onshore South Texas and New Mexico. These transactions are expected to close by the end of 2004.

A purchase and sale agreement has been executed with privately held Dos Cuadras Offshore Resources, LLC (“Dos Cuadras”) to sell 11 platforms in federal and state waters off the coast of California and three related onshore facilities for $112.5 million. In addition, Dos Cuadras, which currently has ownership interests in several of these properties, will assume certain decommissioning costs. As of December 31, 2003 these properties had proven developed reserves of approximately 26 million equivalent barrels and approximately 10 million equivalent barrels of proved undeveloped reserves. The transaction is subject to regulatory approvals and other conditions.

Following this transaction PXP’s offshore California operations will consist of its 52.6 % interest in the Point Arguello field and 100% interest in the Point Pedernales field along with associated pipelines and onshore facilities. PXP’s ongoing drilling program into the Rocky Point structure from the Point Arguello platforms and other future activities that may occur from the Point Arguello or Point Pedernales platforms are not affected by this sale of unrelated offshore non-core properties.

Additionally, PXP is in the process of divesting essentially all its assets in South Texas and New Mexico. These properties had proven reserves of 5.6 million equivalent barrels as of December 31, 2003. The Company anticipates receiving cash proceeds of approximately $40 million from these sales, which will be conducted in a combination of negotiated and auction transactions.

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“This divestment package is an integral part of PXP’s strategy to reduce our unit cost structure and focus on growth assets. These properties include most of our highest cost and lowest margin assets. They represent about 11% of our production volumes, but approximately 20 % of our total cash production expenses. We expect that these divestitures will reduce our overall unit operating cost structure by approximately $0.85 per barrel. Moreover, from PXP’s perspective the upside potential in these properties is limited,” said James C. Flores, PXP’s Chairman, President and Chief Executive Officer.

ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”). Such statements include those concerning PXP’s strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include:

*completion of anticipated sales,

* reliability of reserve and production estimates,

* production expense estimates,

* cash flow estimates,

* future financial performance,

*planned capital expenditures, and

* other matters that are discussed in PXP’s filings with the SEC.

These statements are based on certain assumptions PXP made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond PXP’s control. Statements regarding future production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including our Forms 10-K and 10-K/A for the year ended December 31, 2003, for a further discussion of these risks.

PXP is an independent oil and gas company primarily engaged in the upstream activities of acquiring, exploiting, developing and producing oil and gas in its core areas of operation: onshore and offshore California, West Texas, East Texas and the Gulf Coast region of the United States. PXP is headquartered in Houston, Texas.

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